UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2022

iSpecimen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40501	27-0480143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Bedford Street Lexington, MA 02420
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 301-6700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ISPC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on the Form 8-K of iSpecimen Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on October 28, 2022, Margaret H. Lawrence informed the Board of Directors (the “Board”) of the Company of her intention to resign as a director of the Company effective November 15, 2022, and as a result, as member of each of the audit committee and the nominating and corporate governance committee of the Company. Ms. Lawrence’s services as a member of the Board and of those committees were officially terminated as of November 15, 2022. To fill the vacancy on the Board created by Ms. Lawrence’s resignation, the Board, at a Special Meeting of the Board of Directors, held on November 14, 2022, approved the appointment of Joseph J. Basile to serve as a member of the Board and a member of each of the audit committee and nominating and corporate governance committee of the Company, contingent upon and effective as of the date of the finalization of appropriate process regarding such appointment. Mr. Basile officially began serving as a member of the Board and of each of the audit committee and the nominating and corporate governance committee effective on November 28, 2022. Mr. Basile is replacing Ms. Lawrence as a Class III Director of the Company and his term of office will expire at the Company’s 2024 annual meeting of stockholders, unless he is elected at such meeting to serve for another three-year term, or his service on the Board is terminated any time before then.

Mr. Basile, age 70, has an extensive body of work with companies and investors in cross-border and domestic mergers, acquisitions, divestitures, financial restructurings, control and minority investments, joint ventures and strategic alliances in North America, Europe, Asia and Latin America. He has been serving as founder and managing director of Pari Passu M&A Mediation, LLC, an alternative dispute resolution firm, since July 2022, and as a Senior Advisor of Hogan Lovells US LLP, a global law firm, since July 2022. He is also a member of each of the Board of Directors, Executive Committee, and Health Care Task Force of Massachusetts Business Roundtable. Previously, Mr. Basile was a Partner and Co-chair of the Mergers & Acquisitions practice group at Foley Hoag LLP from March 2014 to June 2022. Prior to that, he worked at Weil, Gotshal & Manges LLP as a Partner and from May 2008 to February 2014 and as Managing Partner of Weil’s Boston office from September 2011 to February 2014. From 2000 to 2008, he was a Partner of mergers & acquisitions and financial restructuring practice groups at Bingham McCutchen LLP. Mr. Basile has held several board or committee positions, including as a member of Audit Committee and Finance Committee of Stonehill College, as a member of Board of Trustees of Saint Columbkille Partnership School, and as a member of Massachusetts State Ethics Commission. He received his A.B. from Stonehill College and J.D. from Harvard Law School. He is well-qualified to serve on the Board due to his extensive experience in mergers & acquisitions and corporate governance.

As the Company’s common stock is listed on the Nasdaq Capital Market, determination of the independence of the Company’s directors is made using the definition of “independent director” contained in Nasdaq Listing Rule 5605(a)(2). The Board has affirmatively determined that Mr. Basile is an “independent director,” as that term is defined in the Nasdaq rules.

There are no family relationships between Mr. Basile and any director, executive officer, or person nominated or chosen by the Company to become an executive officer of the Company. There are no transactions between the Company and Mr. Basile that are subject to disclosure under Item 404(a) of Regulation S-K.

In connection with the appointment, on November 28, 2022, the Company and Mr. Basile entered into a certain letter agreement confirming, among other things, that he is serving in a purely personal capacity and not as legal counsel or a legal advisor to the Company. Additionally, the Company and Mr. Basile entered into an indemnification agreement which is substantially similar to the indemnification agreement entered into by the other directors in connection with the Company’s initial public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 28, 2022

iSPECIMEN INC.

By:	/s/ Tracy Curley
Name: Tracy Curley
Title: Interim Chief Executive Officer